Exhibit 99.1

Minim Reports Second Quarter 2022 Financial Results

Manchester, NH (August 18, 2022) — Minim, Inc. (Nasdaq: MINM), the creator of innovative internet access products under the globally-recognized Motorola® brand, today reported second quarter financial results for the period ended June 30, 2022.

Q2 2022 Financial Updates:

●	Net revenue of $12.9 million, down 3.0% sequentially compared to $13.3 million in Q1 2022.
●	Total deferred revenue as of June 30, 2022 increased by 32% compared to Q1 2022.
●	Gross margin of 19.7% (30.2% before inventory costing errors) compared to 31.5% in Q1 2022.
●	Net loss of $4.4 million ($3.1 million net loss before inventory costing errors) compared to a net loss of $2.5 million in Q1 2022.
●	Inventory costing errors were identified in Q2 2022 that reduce the net loss reported in the Annual Report on Form 10-K for the year ended December 31, 2021 from the originally reported $3.6 million net loss to an amended net loss of $2.2 million. In conjunction, the Company determined that the inventory reserves for the year ended December 31, 2021 were understated. The Company filed a Form 8-K on August 4, 2022 with the SEC to disclose the inventory costing errors (refer to the Form 8-K for a further description of the inventory costing errors). The Company will file a Form 10-K/A for the year ended December 31, 2021 to amend its financial statements. This correction also impacted Q2 2022 as mentioned above.

Recent Business Highlights

●	Maintained #1 market share position for cable modems and gateways on Amazon for Q2 2022.
●	Exceeded last year’s Prime Day sales by 53% to kick off Q3.
●	Expanded product portfolio with successful, on-time launch of Q11 and Q14 mesh products.
●	Won additional shelf space at Target and Best Buy.
●	Announced executive leadership transition and named Mehul Patel as Chief Executive Officer effective September 1, 2022.

Mehul Patel, Incoming Chief Executive Officer of Minim, said, “Second quarter results reflect the near-term challenges that consumer brands are facing in the current environment and a challenging year-over-year comparison as Amazon Prime Day shifted from a Q2 event last year to a Q3 event this year. Our e-commerce platforms align with an increasing shift by consumers to online purchasing and continue to perform well. We are maintaining our #1 position on Amazon.com following a successful Prime Day, and we are making great strides on walmart.com, despite softening consumer demand.”

Patel continued, “Having been with the company for 6 months now, I am increasingly encouraged by the opportunities for this business and the transformation strategy that has been established to drive growth and set Minim apart as a leader in the industry. Our development efforts to bring more intelligent products to market are advancing, and we have a number of new distribution opportunities that are in the works. The recent successful launch of our Q11 and Q14 mesh products further advances our business transformation and early sales reports indicate that it’s performing better than its predecessors. We are well-positioned to meet current demand and increase recurring revenue from software. In the near-term, we will be focused on a more diligent approach to the allocation of capital and cost containment while continuing to advance our transformation and grow the lifetime value of our customers.”

Net revenue in the second quarter of 2022 was $12.9 million, a decrease of 13.6% compared to $14.9 million in the second quarter of 2021. Sequentially, revenue decreased 3.0% compared to net revenue of $13.3 million in the first quarter of 2022.

Net loss in the second quarter of 2022 was $4.4 million, or ($0.10) per basic and diluted share, compared to a net loss of $1.6 million, or ($0.04) per basic and diluted share in the second quarter of 2021. Sequentially, this compares to a net loss of $2.5 million, or ($0.06) per basic and diluted share, in the first quarter of 2022.

Non-GAAP Adjusted EBITDA in the second quarter of 2022 was ($3.4) million when adjusted for $0.3 million in stock-based compensation expense and $0.3 million of revenue bookings, a $3.1 million year-over-year decrease compared to ($325,000) in the second quarter of 2022. On a quarter-over-quarter basis, this represents a $1.8 million decrease compared to ($1.7) million in the first quarter of 2022.

At the end of Q2 2022, the company had $4.7 million of cash, cash equivalents and restricted cash compared to $10.5 million at the end of Q1 2022. The company had $0.2 million in availability for borrowing under its $25.0 million credit facility at June 30, 2022.

Deferred revenue as of June 30, 2022 was $1.1 million compared with $0.8 million as of March 31, 2022.

Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), this news release contains the non-GAAP financial measures Adjusted EBITDA, which we define as GAAP net income (loss) plus depreciation of fixed assets and amortization of intangible assets, other (expense) income, net, income tax provision, material one-time expenses and income, and stock-based compensation expenses, and Revenue Bookings, which we define as GAAP Revenue, which was $12.9 million for Q2 2022, plus the change in deferred revenue recorded within the financial reporting period being disclosed, which amounted to $0.3 million for Q2 2022.

We use these non-GAAP financial measures in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, and evaluating short-term and long-term operating trends in our operations. We believe that these measures provide an enhanced understanding of our underlying operational measures to manage the business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals.

Minim believes that these non-GAAP financial measures are also useful to investors and analysts in comparing its performance across reporting periods on a consistent basis. These supplemental financial measures exclude costs incurred and related to the merger with Cadence Connectivity, Inc. as the company deems these costs as one-time in nature.

These non-GAAP financial measures should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These financial measures may not be computed in the same manner as similarly titled measures used by other companies. We expect to continue to incur expenses similar to the financial adjustments described above and investors should not infer from our presentation of these non-GAAP financial measures that these costs are unusual, infrequent or non-recurring.

Conference Call Details Date/Time:

Minim will host a conference call today, August 18, 2022, at 8:30 a.m. ET to discuss these results. To participate, please access the live webcast at https://ir.minim.co/, or by dialing: +1(888) 886-7786 and referencing the conference ID: 19522745. International dial-in numbers are available at https://ir.minim.co/.

A slide presentation will accompany management’s remarks and will be accessible five minutes prior to the start of the call via the following link: https://ir.minim.co. A recording of the call will also be made available afterwards through the investor information section of the company’s website.

About Minim

Minim, Inc. (NASDAQ: MINM) was born in 1977 as a networking company and now delivers intelligent software to protect and improve the WiFi connections we depend on to work, learn, and live. Minim’s cloud platform powers intuitive apps and a variety of routers, helping customers take control of their connected experience and privacy. Headquartered in Manchester, N.H., Minim holds the exclusive global license to design and manufacture consumer networking products under the Motorola brand. To learn more, visit https://www.minim.com.

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license.

About Motorola Strategic Brand Partnerships

For over 90 years the Motorola brand has been known around the world for high quality, innovative and trusted products. Motorola’s Strategic Brand Partnership program seeks to leverage the power of this iconic brand by teaming with dynamic companies who offer unique, high-quality products that enrich consumers’ lives. Strategic brand partners work closely with Motorola engineers while developing and manufacturing their products, ensuring that their products meet the exacting safety, quality, and reliability standards that consumers have come to expect from Motorola. To learn more about Motorola strategic brand partnerships, follow us @ShopMotorola.

Forward-Looking Statements

This press release contains “forward-looking statements”, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to Minim’s plans, expectations, and intentions. Actual results may be materially different from expectations as a result of known and unknown risks, including: risks associated with Minim’s potential inability to realize intended benefits of the acquisition by merger of Zoom Connectivity, Inc.; the potential increase in tariffs on the company’s imports; the potential difficulties and supply interruptions from moving the manufacturing the company’s products in Vietnam; risks relating to global semiconductor shortages; potential changes in NAFTA; the potential need for additional funding which Minim may be unable to obtain; declining demand for certain of Minim’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Minim’s production and shipping; Minim’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Minim’s dependence on key employees; uncertainty of new product development, including certification and overall project delays, budget overruns; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent related matters; risks from a material weakness in our internal control over financial reporting; the impact of the COVID-19 pandemic; risks associated with macroeconomic factors including supply chain issues, inflation, tightening of money markets and labor shortages; and other risks set forth in Minim’s filings with the Securities and Exchange Commission. Minim cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Minim expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Minim’s expectations or any change in events, conditions or circumstance on which any such statement is based.

Media Contact:

Scott Harvin, Director of Communications

scotth@minim.com

Investor Relations Contact:

James Carbonara

james@haydenir.com

(646) 755-7412

— Tables Follow –

MINIM, INC.

Consolidated Balance Sheet

(Unaudited)

(in thousands, except share data)

	June 30, 2022	December 31, 2021
	(Unaudited)	(As Restated)

ASSETS
Current assets
Cash and cash equivalents	$4,217	$12,570
Restricted cash	500	500
Accounts receivable, net	6,270	4,881
Inventories, net	34,341	33,891
Prepaid expenses and other current assets	446	588
Total current assets	45,774	52,430

Equipment, net	713	763
Operating lease right-of-use assets	254	242
Goodwill	59	59
Intangible assets, net	202	262
Other assets	635	545
Total assets	$47,637	$54,301

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Bank credit line	$5,554	$5,065
Accounts payable	11,354	12,458
Current maturities of long-term debt	-	34
Current maturities of operating lease liabilities	159	143
Accrued expenses	4,779	5,280
Deferred revenue, current	560	292
Total current liabilities	$22,406	$23,272

Operating lease liabilities, less current maturities	94	99
Deferred revenue, noncurrent	543	443
Total liabilities	$23,043	$23,814

Stockholders’ equity
Common stock: Authorized: 60,000,000 shares at $0.01 par value; issued and outstanding: 46,065,817 shares at March 31, 2022 and 45,885,043 shares at December 31, 2021, respectively	463	459
Additional paid in capital	90,381	89,313
Accumulated deficit	(66,250)	(59,285)
Total stockholders’ equity	24,594	30,487
Total liabilities and stockholders’ equity	$47,637	$54,301

MINIM, INC.

Consolidated Statements of Operations

(Unaudited)

(in thousands, except share data)

	Three Months Ended June 30, (Unaudited)		Six months ended June 30,
	2022	2021	2022	2021

Net sales	$12,864	$14,893	$26,163	$29,911
Cost of goods sold	10,325	10,415	19,433	20,329
Gross profit	2,539	4,478	6,730	9,582

Operating expenses:
Selling and marketing	3,832	3,209	7,484	6,383
General and administrative	1,619	1,327	3,070	2,404
Research and development	1,374	1,386	2,916	2,775

Total operating expenses	6,825	5,922	13,470	11,562

Operating loss	(4,286)	(1,444)	(6,740)	(1,980)

Other income (expense):
Interest expense, net	(90)	(78)	(168)	(106)
Other, net	-	-)	-	20
Total other income (expense)	(90)	(78)	(168)	(86)

Loss before income taxes	(4,376)	(1,522)	(6,908)	(2,066)

Income taxes	51	32	58	33

Net loss	$(4,427)	$(1,554)	$(6,966)	$(2,099)

Basic and diluted net loss per share	$(0.10)	$(0.04)	$(0.15)	$(0.06)

Weighted average common and common equivalent shares:
Basic and diluted	46,345	35,482	46,181	35,369

MINIM, INC.

Reconciliation of GAAP to Non-GAAP Measures

(Unaudited)

(in thousands, except share data)

	Three Months Ended June 30,
	2022	2021

GAAP net loss to Non-GAAP Adjusted EBITDA reconciliation:
GAAP-based net income (loss)	$(4,427)	$(1,554)
Add: Other income and taxes	141	110
Add: Depreciation and Amortization	301	170
GAAP-based EBITDA	(3,985)	(1,274)
Adjustments to GAAP-based EBITDA:
Add: GAAP sales net to revenue bookings	271	738
Add: Stock-based compensation expense	272	211
Total adjustments	543	949
Non-GAAP-based Adjusted EBITDA	$(3,442)	$(325)

	Six Months Ended June 30,
	2022	2021

GAAP net loss to Non-GAAP Adjusted EBITDA reconciliation:
GAAP-based net income (loss)	$(6,966)	$(2,099)
Add: Other income and taxes	226	119
Add: Depreciation and Amortization	432	337
GAAP-based EBITDA	(6,308)	(1,643)
Adjustments to GAAP-based EBITDA:
Add: GAAP sales net to revenue bookings	369	1,003
Add: Stock-based compensation expense	835	616
Total adjustments	1,204	1,619
Non-GAAP-based Adjusted EBITDA	$(5,105)	$(24)